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                                                                  Exhibit 21.1


                     SUBSIDIARIES OF R. G. BARRY CORPORATION


                                                 State or Other Jurisdiction of
Name                                             Incorporation or Organization
----                                             -------------------------------
R. G. Barry International, Inc.                           Ohio
Barry de Mexico, S.A. de C.V.                             Mexico
R.G.B., Inc.                                              Ohio
Barry de Acuna, S.A. de C.V.                              Mexico
Barry de Zacatecas, S.A. de C.V.                          Mexico
Vesture Corporation                                       North Carolina
ThermaStor Technologies, Ltd. (1)                         Ohio
R. G. Barry (Texas), LP  (2)                              Texas
Barry de la Republica Dominicana,                         Dominican Republic
S.A. de C.V.
R. G. Barry Holdings, Inc.                                Ohio
R. G. Barry (France) Holdings, Inc.                       Ohio
Escapade, S.A.  (3)                                       France
     Fargeot et Compagnie, S.A.  (4)                      France
         Michel Fargeot, S.A.  (5)                        France
Procesadora de Nuevo Laredo, S.A. de C.V.                 Mexico

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(1)      Each of R. G. Barry Corporation and Vesture Corporation owns a 50%
         interest as a member.

(2) R.G.B., Inc. holds 99% interest as limited partner and R. G. Barry Corporation holds 1% interest as general partner.

(3)      R. G. Barry Corporation holds 80% of outstanding stock.

(4)      Wholly-owned subsidiary of Escapade, S.A.

(5)      Wholly-owned subsidiary of Fargeot et Compagnie, S.A.